As filed with the Securities and Exchange Commission on October 10, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENSTAR GROUP LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Windsor Place, 3rd Floor
22 Queen Street
Hamilton HM JX
Bermuda
(Address of principal executive office, including zip code)
(441) 292-3645
(Registrant’s telephone number, including area code)

Enstar (US), Inc.
411 Fifth Avenue, Floor 5
New York, NY 10016
(212) 790-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert C. Juelke, Esq.
Kimberly K. Rubel, Esq.
Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
(215) 988-2759

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary Shares, par value $1.00 per share	8,205,979(4)	$227.25	$1,864,808,727.75	$232,169
Series C Non-Voting Ordinary Shares, par value $1.00 per share	2,775,573(5)	—(6)	—(6)	—(6)
Series E Non-Voting Ordinary Shares, par value $1.00 per share	404,771	—(6)	—(6)	—(6)
(1)	All the securities being registered hereby are offered for the account of certain selling shareholders who acquired such shares in private transactions.
(2)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, this Registration Statement also covers such additional number of our ordinary shares, Series C shares and Series E shares as may be issuable from time to time as a result of stock splits, stock dividends, capitalizations or similar events.

(3)
Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based upon the average of the high and low prices, as reported by the NASDAQ Global Select Market, for our ordinary shares on October 4, 2017.

(4)
Includes up to 2,599,672 ordinary shares issuable upon conversion of our Series C shares, up to 404,771 ordinary shares issuable upon conversion of our Series E shares and up to 175,901 ordinary shares issuable upon conversion of our Series C shares following the exercise of outstanding warrants.

(5)	Includes up to 175,901 Series C shares issuable upon exercise of outstanding warrants.
(6)
No separate consideration will be received for the ordinary shares issuable upon conversion of the Series C shares or Series E shares, and therefore, pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required therefor.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling shareholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, Dated October 10, 2017
PROSPECTUS
ENSTAR GROUP LIMITED
8,205,979 Ordinary Shares
2,775,573 Series C Non-Voting Ordinary Shares
404,771 Series E Non-Voting Ordinary Shares
This Prospectus will be used from time to time by the selling shareholders named in this prospectus to resell up to an aggregate of (i) 8,205,979 of our voting ordinary shares, par value $1.00 per share (the “ordinary shares”) (including up to 2,599,672 ordinary shares issuable upon conversion of our Series C non-voting ordinary shares, par value $1.00 per share (the “Series C shares”), up to 404,771 ordinary shares issuable upon conversion of our Series E non-voting ordinary shares, par value $1.00 per share (the “Series E shares” and, together with the ordinary shares and the Series C shares, the “Securities”), and up to 175,901 ordinary shares issuable upon conversion of our Series C shares following the exercise of outstanding warrants (“warrants”)), (ii) 2,775,573 Series C shares (including up to 175,901 Series C shares issuable upon exercise of outstanding warrants), and (iii) 404,771 Series E shares. We are registering the Securities in satisfaction of registration rights held by the selling shareholders.
The Securities may be offered from time to time by the selling shareholders on any stock exchange, market or trading facility on which the shares are traded or in private transactions, at fixed or negotiated prices, through one or more methods or means as described in the section entitled “Plan of Distribution” beginning on page 12 of this prospectus. We are not selling any Securities under this prospectus and will not receive any proceeds from the sale of our Securities by the selling shareholders, although we could receive up to $20,228,615 upon exercise of outstanding warrants. Any amounts we receive from such exercises will be used for general corporate purposes, including, but not limited to, funding for acquisitions, working capital and other business opportunities. We have agreed to pay the expenses incurred in registering the Securities, including our legal and accounting fees.
Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “ESGR.” The last reported sale price on October 9, 2017 was $227.25 per share. The Series C shares and Series E shares are not listed, and we do not intend to list the Series C shares or Series E shares, on any exchange.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 10, 2017

References in this prospectus to “Enstar,” “we,” “us,” “our,” the “Company” or similar references mean Enstar Group Limited and its subsidiaries. References to “ordinary shares” refer to the Company’s ordinary voting shares, par value $1.00 per share. References to “Series C shares” refer to the Company’s Series C non-voting ordinary shares, par value $1.00 per share. References to “Series E shares” refer to the Company’s Series E non-voting ordinary shares, par value $1.00 per share. References to “warrants” refer to the outstanding warrants to acquire 175,901 Series C shares for an exercise price of $115.00 per share, subject to certain adjustments. Because the warrants may be exercised for cash or on a cashless basis, the number of Series C shares issuable upon exercise of outstanding warrants (and the number of ordinary shares issuable upon conversion of the Series C shares) cannot be determined until the warrants are exercised. Accordingly, for purposes of this prospectus, we have assumed that the warrants are exercised for cash and the maximum number of shares issuable upon exercise have been issued.
Neither we nor the selling shareholders have authorized anyone else to provide you with any information other than the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. The Securities are not being offered in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or Securities are sold on a later date.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling shareholders may, from time to time, sell the offered securities in one or more offerings or resales.
In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more of the selling shareholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus or any prospectus supplement - the statement in the later-dated document modifies or supersedes the earlier statement.
The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC, to the extent incorporated by reference, will automatically update and supersede this information. See “Incorporation of Certain Information by Reference.” You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to our financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of our management, as well as the markets for our securities and the insurance and reinsurance sectors in general. Statements that include words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements are necessarily estimates or expectations, and not statements of historical fact, reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus and the documents incorporated by reference herein.
Factors that could cause actual results to differ materially from those suggested by the forward looking statements include, but are not limited to, the following:

•	risks associated with implementing our business strategies and initiatives;

•	risks that we may require additional capital in the future, which may not be available or may be available only on unfavorable terms;

•	the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time;

•	risks relating to the availability and collectability of our reinsurance;

•
changes and uncertainty in economic conditions, including interest rates, inflation, currency exchange rates, equity markets and credit conditions, which could affect our investment portfolio, our ability to finance future acquisitions and our profitability;

•
the risk that ongoing or future industry regulatory developments will disrupt our business, affect the ability of our subsidiaries to operate in the ordinary course or to make distributions to us, or mandate changes in industry practices in ways that increase our costs, decrease our revenues or require us to alter aspects of the way we do business;

•	losses due to foreign currency exchange rate fluctuations;

•	increased competitive pressures, including the consolidation and increased globalization of reinsurance providers;

•	emerging claim and coverage issues;

•	lengthy and unpredictable litigation affecting assessment of losses and/or coverage issues;

•	loss of key personnel;

•	the ability of our subsidiaries to distribute funds to us and the resulting impact on our liquidity;

•	our ability to comply with covenants in our debt agreements;

•	changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at management’s discretion;

•	operational risks, including system, data security or human failures and external hazards;

•
risks relating to our acquisitions, including our ability to continue to grow, successfully price acquisitions, evaluate opportunities, address operational challenges, support our planned growth and assimilate acquired companies into our internal control system in order to maintain effective internal controls, provide reliable financial reports and prevent fraud;

•
risks relating to our ability to obtain regulatory approvals, including the timing, terms and conditions of any such approvals, and to satisfy other closing conditions in connection with our acquisition and disposition agreements, which could affect our ability to complete acquisitions;

•
risks relating to our active underwriting businesses, including unpredictability and severity of catastrophic and other major loss events, failure of risk management and loss limitation methods, the risk of a ratings downgrade or withdrawal, cyclicality of demand and pricing in the insurance and reinsurance markets;

•	our ability to implement our strategies relating to our active underwriting businesses;

•
risks relating to our life and annuities business, including mortality and morbidity rates, lapse rates, the performance of assets to support the insured liabilities, and the risk of catastrophic events;

•
risks relating to our investments in life settlements contracts, including that actual experience may differ from our assumptions regarding longevity, cost projections, and risk of non-payment from the insurance carrier;

•	risks relating to our subsidiaries with liabilities arising from legacy manufacturing operations;

•	risks relating to the performance of our investment portfolio and our ability to structure our investments in a manner that recognizes our liquidity needs;

•	tax, regulatory or legal restrictions or limitations applicable to us or the insurance and reinsurance business generally;

•
changes in tax laws or regulations applicable to us or our subsidiaries, or the risk that we or one of our non-U.S. subsidiaries become subject to significant, or significantly increased, income taxes in the United States or elsewhere;

•	changes in Bermuda law or regulation or the political stability of Bermuda; and

•	changes in accounting policies or practices.
The factors listed above should be not construed as exhaustive and should be read in conjunction with the risks and uncertainties referred to in the “Risk Factors” section below. We undertake no obligation to publicly update or review any forward looking statement, whether to reflect any change in our expectations with regard thereto, or as a result of new information, future developments or otherwise, except as required by law.

PROSPECTUS SUMMARY
This prospectus relates to the offer and possible resale by the selling shareholders identified in this prospectus of up to an aggregate of (i) 8,205,979 of our voting ordinary shares, par value $1.00 per share (the “ordinary shares”) (including up to 2,599,672 ordinary shares issuable upon conversion of our Series C non-voting ordinary shares, par value $1.00 per share (the “Series C shares”), up to 404,771 ordinary shares issuable upon conversion of our Series E non-voting ordinary shares, par value $1.00 per share (the “Series E shares” and, together with the ordinary shares and the Series C shares, the “Securities”), and up to 175,901 ordinary shares issuable upon conversion of our Series C shares following the exercise of outstanding warrants (“warrants”)), (ii) 2,775,573 Series C shares (including up to 175,901 Series C shares issuable upon exercise of outstanding warrants), and (iii) 404,771 Series E shares.
Each of the selling shareholders identified in this prospectus holds piggyback registration rights with respect to the Securities, either as a party to one of our registration rights agreements or by virtue of assignment thereof. The Company has agreed to file this prospectus to register the offer and possible resale of certain of the selling shareholders’ Securities in exchange for the selling shareholders’ waiver of their rights to have such Securities included on any other registration statement filed by the Company, including the “shelf” registration statement on Form S-3 with respect to the Company’s ordinary shares, preference shares, depositary shares, debt securities, purchase contracts and units, warrants, and units filed with the SEC on October 10, 2017, for as long as the registration statement of which this prospectus forms a part is effective.
We are not selling any Securities under this prospectus and will not receive any proceeds from the sale of our Securities by the selling shareholders, although we could receive up to $20,228,615 upon exercise of outstanding warrants. Any amounts we receive from such exercises will be used for general corporate purposes, including, but not limited to, funding for acquisitions, working capital and other business opportunities. See “Use of Proceeds.”
You should carefully read the entire prospectus, including the information set forth in the section entitled “Risk Factors” and the information that is incorporated by reference into this prospectus before making your investment decision. See the sections entitled “Where You Can Find More Information” for a further discussion on incorporation by reference.
Enstar Group Limited, or Enstar, is a Bermuda-based holding company that was formed in 2001. Enstar is a multi-faceted insurance group that offers innovative capital release solutions and specialty underwriting capabilities through its network of group companies in Bermuda, the United States, the United Kingdom, Continental Europe, Australia, and other international locations. Our ordinary shares are listed on the NASDAQ Global Select Market under the ticker symbol “ESGR.” Our principal executive offices are located at Windsor Place, 3rd Floor, 22 Queen Street, Hamilton HM 11, Bermuda, and our telephone number is (441) 292-3645.

RISK FACTORS
Investment in our securities involves risks. Before you invest in the Securities, you should carefully consider the risk factors below and those incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2016 and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and risk factors and other information contained in any applicable prospectus supplement. The occurrence of any of the events described in the risk factors might cause you to lose all or part of your investment in the Securities. Please also refer to the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Relating to Ownership of our Series C shares and Series E shares
It is unlikely that an active trading market for the Series C shares or Series E shares will develop.
The Series C shares and Series E shares will not be a liquid investment because no public trading market currently exists for such securities and it is unlikely that such a market will develop. The Series C shares and Series E shares are not listed on any securities exchange, and we do not intend to list them on any such exchange. Investors seeking liquidity will generally be limited to selling their Series C shares and Series E shares in the secondary market or selling the underlying ordinary shares, to the extent the conversion mechanic is available. It is unlikely that an active trading market in the Series C shares or Series E shares will develop and, even if it develops, we cannot assure you that it will last.
Holders of the Series C shares and Series E shares have limited voting rights.
Holders of the Series C shares will not receive any voting rights, including the right to elect any directors, other than limited voting rights as required by Bermuda law and with respect to matters constituting a variation of class rights. Holders of the Series E shares may only vote as required by Bermuda law. This characteristic means that the Series C shares and Series E shares have a limited say in the affairs of the business.
Holders of Series C shares and Series E shares may not be able to convert such shares into ordinary shares.
Our Series C shares and Series E shares automatically convert at a one-for-one exchange ratio (subject to adjustment for share splits, dividends, recapitalizations, consolidations or similar transactions) into ordinary shares if the registered holder transfers them in a widely dispersed offering, which is defined in our Bye-Laws as (i) a widespread public distribution, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting shares of the Company or (iii) a transfer to a transferee that would control more than 50% of the voting shares of the Company without any transfer from the holder. Therefore, holders do not have the ability to convert Series C shares or Series E shares and maintain ownership over such shares or convert Series C shares or Series E shares in any transfer that is not a widely dispersed offering.
Shareholders who own our Series C shares or Series E shares may have more difficulty in protecting their interests than shareholders of a U.S. corporation.
The Bermuda Companies Act of 1981 (the “Companies Act”), which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. As a result of these differences, shareholders who own our shares may have more difficulty protecting their interests than shareholders who own shares of a U.S. corporation. For example, class actions and derivative actions are generally not available to shareholders under Bermuda law. Under Bermuda law, only shareholders holding collectively 5% or more of our outstanding ordinary shares or numbering 100 or more are entitled to propose a resolution at our general meeting.

We do not intend to pay cash dividends on the Series C shares or Series E shares.
We do not intend to pay a cash dividend on our Series C shares or Series E shares. Rather, we intend to use any retained earnings to fund the development and growth of our business. From time to time, our board of directors will review our alternatives with respect to our earnings and seek to maximize value for our shareholders. In the future, we may decide to commence a dividend program for the benefit of our shareholders. Any future determination to pay dividends will be at the discretion of our board of directors and will be limited by our position as a holding company that lacks direct operations, the results of operations of our subsidiaries, our financial condition, cash requirements and prospects and other factors that our board of directors deems relevant. In addition, there are significant regulatory and other constraints that could prevent us from paying dividends in any event.
Our board of directors may decline to register a transfer of the Series C shares or Series E shares under certain circumstances.
Our board of directors may decline to register a transfer of Series C shares or Series E shares under certain circumstances, including if it has reason to believe that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders may occur as a result of such transfer. Further, our bye-laws provide us with the option to repurchase, or to assign to a third party the right to purchase, the minimum number of shares necessary to eliminate any such non-de minimis adverse tax, regulatory or legal consequence. In addition, our board of directors may decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States, the United Kingdom or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained. The proposed transferor of any shares will be deemed to own those shares for dividend, voting and reporting purposes until a transfer of such shares has been registered on our shareholders register.
It is our understanding that while the precise form of the restrictions on transfer contained in our bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. These restrictions on transfer may also have the effect of delaying, deferring or preventing a change in control.

USE OF PROCEEDS
We are not selling any Securities under this prospectus and will not receive any proceeds from the sale of our Securities by the selling shareholders, although we could receive up to $20,228,615 upon exercise of outstanding warrants. Any amounts we receive from such exercises will be used for general corporate purposes, including, but not limited to, funding for acquisitions, working capital and other business opportunities.
SELLING SHAREHOLDERS
This prospectus relates to the possible resale by the selling shareholders identified in the table below of up to an aggregate of (i) 8,205,979 of our ordinary shares (including up to 2,599,672 ordinary shares issuable upon conversion of our Series C shares, up to 404,771 ordinary shares issuable upon conversion of our Series E shares, and up to 175,901 ordinary shares issuable upon conversion of our Series C shares following the exercise of outstanding warrants, (ii) 2,775,573 Series C shares (including up to 175,901 Series C shares issuable upon the exercise of outstanding warrants), and (iii) 404,771 Series E shares. Each of the selling shareholders identified in this prospectus holds piggyback registration rights with respect to the Securities, either as a party to one of our registration rights agreements or by virtue of assignment thereof. The Company has agreed to file this prospectus to register the offer and possible resale of certain of the selling shareholders’ Securities in exchange for the selling shareholders’ waiver of their rights to have such Securities included on any other registration statement filed by the Company, including the “shelf” registration statement on Form S-3 with respect to the Company’s ordinary shares, preference shares, depositary shares, debt securities, purchase contracts and units, warrants, and units filed with the SEC on October 10, 2017, for as long as the registration statement of which this prospectus forms a part is effective.
The Series C shares and Series E shares will automatically convert into ordinary shares upon their transfer in a widely dispersed offering, which includes a widespread public distribution or a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of our voting shares. The Series C shares and Series E shares will initially convert at a one-to-one ratio, subject to adjustments for share subdivisions, splits, combinations and similar events. With respect to the Series C shares issuable upon exercise of warrants, there are warrants outstanding to purchase 175,901 Series C shares at an exercise price of $115.00 per share, subject to certain adjustments. The warrant holders may also, at their election, satisfy the exercise price of the warrants on a cashless basis by surrender of shares otherwise issuable upon exercise of the warrants in accordance with a formula set forth in the warrants. For purposes of this prospectus, we have assumed that all outstanding warrants are exercised for cash. We have also assumed for purposes of calculating the total number of ordinary shares beneficially held and/or offered hereby that all Series C shares and Series E shares, including those Series C shares issuable upon exercise of outstanding warrants, will convert on a one-to-one basis into ordinary shares pursuant to their terms. For a full description of the terms of the warrants, the Series C shares and the Series E shares, see the Form of Warrant and our Bye-Laws, each of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.
The following tables set forth, as of October 9, 2017:

•	The names of the selling shareholders for whom we are registering the Securities;

•	The number of ordinary shares that the selling shareholders beneficially owned prior to the offering for resale of the Securities under this prospectus;

•
The number of ordinary shares that may be offered for resale for the account of the selling shareholders pursuant to this prospectus (which includes ordinary shares that are issuable upon conversion of our Series C shares and Series E shares, and upon exercise of outstanding warrants);

•	The number of ordinary shares to be beneficially owned by the selling shareholders after the offering of the Securities;

•
The number of Series C shares (including Series C shares issuable upon exercise of outstanding warrants) that the selling shareholders beneficially owned prior to the offering for resale of the Securities under this prospectus;

•	The number of Series C shares to be beneficially owned by the selling shareholders after the offering of the Securities;

•	The number of Series E shares that the selling shareholders beneficially owned prior to the offering for resale of the Securities under this prospectus; and

•	The number of Series E shares to be beneficially owned by the selling shareholders after the offering of the Securities.
The number of Securities beneficially owned after this offering assumes that all Securities covered by this prospectus will be sold by the selling shareholders and that no additional Securities or securities convertible into or exchangeable for Securities are subsequently bought or sold by the selling shareholders. However, because the selling shareholders may offer from time to time all, some or none of the Securities covered by this prospectus, or in another permitted manner, and because warrant holders may exercise warrants on a cashless basis, no assurances can be given as to the actual number of Securities that will be sold by the selling shareholders or that will be beneficially owned by the selling shareholders after completion of the sales. In addition, we do not know how long the selling shareholders will hold their Securities before selling them. The percent of ordinary shares beneficially owned after this offering is based on 16,423,883 ordinary shares outstanding as of October 9, 2017.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including Securities that are currently convertible or exercisable or convertible or exercisable within 60 days of the date of this prospectus.
This table is prepared solely based on information supplied to us by the listed selling shareholders, any Schedules 13D or 13G and other public documents filed with the SEC.

	Ordinary Shares
Selling Shareholder	Number Beneficially Owned	Number Offered Hereby	Number Beneficially Owned After the Offering	Percent Beneficially Owned After the Offering
Canada Pension Plan Investment Board(1)	2,242,946	3,840,658	—	—%
Trident Public Equity LP(2)	1,350,000	1,064,286	285,714	1.7%
Entities affiliated with Hillhouse(3)	533,487	2,116,119	—	—%
Corsair Specialty Investors, L.P.(4)	718,544	397,115	312,429	2%
Dominic Silvester(5)	490,732	485,600	5,132	*
Paul O’Shea(6)	185,960	179,130	6,830	*
Nick Packer(7)	129,901	123,071	6,830	*

Selling Shareholder	Series C Shares		Series E Shares
	Number Beneficially Owned and Offered Hereby	Number Beneficially Owned After the Offering	Number Beneficially Owned and Offered Hereby	Number Beneficially Owned After the Offering
Canada Pension Plan Investment Board(1)	1,192,941	—	404,771	—
Trident Public Equity LP(2)	—	—	—	—
Entities affiliated with Hillhouse(3)	1,582,632	—	—	—
Corsair Specialty Investors, L.P.(4)	—	—	—	—
Dominic Silvester(5)	—	—	—	—
Paul O’Shea(6)	—	—	—	—
Nick Packer(7)	—	—	—	—
______________________
* indicates amounts less than 1%.

(1) Number of ordinary shares offered hereby consists of (i) 1,501,211 outstanding ordinary shares, 1,192,941 ordinary shares issuable upon conversion of outstanding Series C shares, and 404,771 ordinary shares issuable upon conversion of outstanding Series E shares held by Canada Pension Plan Investment Board (“CPPIB”); and (ii) 741,735 outstanding ordinary shares held by CPPIB Epsilon Ontario Limited Partnership (“CPPIB LP”). All of the Series C shares and Series E shares owned and offered hereby are held by CPPIB. CPPIB Epsilon Ontario Trust (“CPPIB Trust”) is the general partner of CPPIB LP, and Mr. Poul A. Winslow, a member of our board of directors, is a trustee of CPPIB Trust. By virtue of his role as a trustee of CPPIB Trust, Mr. Winslow has shared voting and shared dispositive power over the shares, but has disclaimed pecuniary interest in the shares. The principal address of CPPIB and CPPIB LP is One Queen Street East, Suite 2500 Toronto, ON M5C 2W5 Canada.

(2) Based on information provided in a Schedule 13D/A filed jointly on November 25, 2016 by Trident V, L.P. (“Trident V”), Trident V Parallel Fund, L.P. (“Trident V Parallel”), Trident V Professionals Fund, L.P. (“Trident V Professionals” and, together with Trident V and Trident V Parallel, the “Trident V Partnerships”), Trident Capital V, L.P. (“Trident V GP”), Trident Public Equity GP LLC (“TPE GP”), Trident Public Equity LP (“TPE LP”), and Stone Point Capital LLC (“Stone Point”). TPE LP, TPE GP, the Trident V Partnerships and Trident V GP have shared voting and shared dispositive power with respect to all of the ordinary shares held by TPE LP. Trident V GP, Trident Capital V-PF, L.P. (“Trident V Parallel GP”), Stone Point GP Ltd. (“Trident V Professionals GP”) and TPE GP (together, the “GPs”) are the sole general partners of Trident V, Trident V Parallel, Trident V Professionals and TPE LP, respectively. Pursuant to TPE LP’s limited partnership agreement, any action by TPE LP with respect to the ordinary shares must be approved by a unanimous vote of the limited partners of TPE LP. Therefore, each of the Trident V Partnerships may be deemed to beneficially own any shares directly held by TPE LP. In addition, the limited partnership agreements of each of the Trident V Partnerships and TPE LP have the effect of conferring dispositive and voting power over the ordinary shares held by TPE LP to the GPs. Pursuant to certain management agreements, Stone Point has received delegated authority from the GPs to exercise voting rights of the ordinary shares on behalf of the partnerships, subject to certain limitations, but Stone Point does not have dispositive power over the ordinary shares. Each of the GPs and the Trident V Partnerships has disclaimed beneficial ownership of the ordinary shares that are, or may be deemed to be, directly beneficially owned by TPE LP, except to the extent of their respective pecuniary interests therein. James D. Carey, a member of our Board, is a member and senior principal of Stone Point, an owner of one of four general partners of each of Trident V GP and Trident V Parallel GP, and a shareholder and director of Trident V Professionals GP. The principal address for the Trident V Partnerships, Trident V GP, TPE GP, TPE LP and Stone Point is c/o Stone Point at its principal address, which is 20 Horseneck Lane, Greenwich, CT 06830.

(3) Number of ordinary shares offered hereby consists of (i) 37,342 outstanding ordinary shares, 98,472 ordinary shares issuable upon conversion of outstanding Series C shares, and 12,313 ordinary shares issuable upon the exercise of warrants held by YHG Investment, L.P. (“YHG”); and (ii) 496,145 outstanding ordinary shares, 1,308,259 ordinary shares issuable upon conversion of outstanding Series C shares, and 163,588 ordinary shares issuable upon the exercise of warrants held by Gaoling Fund, L.P. (“Gaoling”). Number of Series C shares offered hereby consists of (i) 98,472 outstanding Series C shares and 12,313 Series C shares issuable upon exercise of warrants held by YHG; and (ii) 1,308,259 outstanding Series C shares and 163,588 Series C shares issuable upon exercise of warrants held by Gaoling. Hillhouse Capital Management, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Hillhouse”), acts as the sole general partner of YHG and the sole management company of Gaoling. Hillhouse is deemed to be the sole beneficial owner of, and to control the investment and voting power of, the ordinary shares. The principal address of Hillhouse is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KYl-9008, Cayman Islands.

(4) The general partner of Corsair Specialty Investors, L.P. (“Corsair”) is Corsair Specialty Investors GP, Ltd., a Cayman Islands Limited Company. Mr. Ignacio Jayanti and Ms. Amy Knapp, directors of the general partner, share beneficial ownership over the Securities held by Corsair. Mr. Jayanti and Ms. Knapp disclaim beneficial ownership of the Securities held by Corsair except to the extent of their pecuniary interests therein. The principal address of Corsair is 717 Fifth Avenue, 24th Floor, New York, NY 10022.

(5) Number of ordinary shares offered hereby consists of 30,207 ordinary shares held directly by Mr. Silvester and 455,393 ordinary shares held indirectly by Rock Pigeon Limited (“Rock Pigeon”), a Guernsey company, of which Mr. Silvester and his spouse own 58.66% and 41.34%, respectively. Number of ordinary shares beneficially owned consists of 35,339 ordinary shares held directly by Mr. Silvester and 455,393 shares held by Rock Pigeon. Mr. Silvester’s principal business address is Windsor Place, 3rd Floor, 22 Queen Street, Hamilton HM JX, Bermuda.

(6) Number of ordinary shares offered hereby consists of 24,799 ordinary shares held directly by Mr. O’Shea and 154,331 ordinary shares held by the Elbow Trust. Number of ordinary shares beneficially owned consists of 31,629 ordinary shares held directly by Mr. O’Shea and 154,331 ordinary shares held by the Elbow Trust. Mr. O’Shea and his immediate family are the sole beneficiaries of the Elbow Trust. The trustee of the Elbow Trust is R&H Trust Co. (BVI) Ltd. Mr. O’Shea’s principal business address is Windsor Place, 3rd Floor, 22 Queen Street, Hamilton HM JX, Bermuda.

(7) Number of ordinary shares offered hereby consists of 9,865 ordinary shares held directly by Mr. Packer and 113,206 ordinary shares held by Hove Investments Holding Limited (“Hove”), a British Virgin Islands company. Number of ordinary shares beneficially owned consists of 16,695 ordinary shares held directly by Mr. Packer and 113,206 ordinary shares held by Hove. The Hove Trust owns all of the equity interests of Hove. Mr. Packer and his immediate family are the sole beneficiaries of the Hove Trust. The trustee of the Hove Trust is R&H Trust Co. (BVI) Ltd. Mr. Packer ceased to be an executive officer as of December 16, 2016 but remained employed by the Company through December 31, 2016 in a transition role. Mr. Packer’s principal business address is Windsor Place, 3rd Floor, 22 Queen Street, Hamilton HM JX, Bermuda.

Except as described herein and in the information incorporated by reference into this prospectus, no selling shareholder has had any material transaction or relationship with us or any of our predecessors or affiliates within the past three years.
Hillhouse
In February 2017, our Board appointed Jie Liu, a Managing Director of Hillhouse, to fill a vacancy. As of June 30, 2017, our equity method investee, KaylaRe Holdings Ltd. (together with its subsidiary, “KaylaRe”), had investments in a fund managed by Hillhouse, with a fair value of $397.3 million. As of June 30, 2017, a subsidiary of Enstar owned approximately 48.4% of KaylaRe, and an affiliate of Hillhouse owned approximately 43.5% of KaylaRe.
CPPIB
Poul Winslow, of Canada Pension Plan Investment Board (“CPPIB”), was appointed to our Board on September 29, 2015 in connection with CPPIB’s investment in Enstar. On May 5, 2015, we completed the acquisition of certain subsidiaries from Wilton Re Limited (“Wilton Re”). CPPIB, together with management of Wilton Re, owns 100% of the common stock of Wilton Re.
Trident
James D. Carey, a member of our Board of Directors, is the sole member of an entity that is one of four general partners of the entities serving as general partners for Trident V and Trident V Parallel, is a member of the investment committees of such general partners, and is a member and senior principal of Stone Point, the manager of the Trident V Partnerships. Mr. Carey also is a shareholder and director of Trident V Professionals GP, which is the general partner of Trident V Professionals. As of June 30, 2017, we had investments with an aggregate fair value of approximately $604.6 million managed by Stone Point or entities affiliated with Trident and Stone Point, and we have made commitments to invest up to an additional $26.3 million.
In addition, we have entered into certain agreements with the Trident V Partnerships with respect to their co-investments in the holding companies of Atrium Underwriting Group Limited, Arden Reinsurance Company Ltd., and StarStone Specialty Holdings Limited. The Trident V Partnerships also own approximately 8.1% of KaylaRe.

Dominic F. Silvester
Dominic F. Silvester has served as a director and the Chief Executive Officer of Enstar since its formation in 2001. We have entered into an employment agreement with Mr. Silvester.
Paul J. O’Shea
Paul J. O’Shea has served as President of Enstar since December 2016, when he was also named Executive Chairman of our subsidiary, StarStone Specialty Holdings Limited. He previously served as Executive Vice President and Joint Chief Operating Officer of Enstar since 2001. He has served as a director of Enstar since 2001. We have entered into an employment agreement with Mr. O’Shea.
Nicholas A. Packer
Nicholas A. Packer served as Executive Vice President and Joint Chief Operating Officer of Enstar from 2001 to December 2016 pursuant to the terms of an employment agreement.

PLAN OF DISTRIBUTION
Additional selling shareholders not named in this prospectus may not be able to use this prospectus for resales until they are named in the selling shareholders table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling shareholders may not be able to use this prospectus for resales until they are named in the selling shareholders table by prospectus supplement or post-effective amendment. If required, we may add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its Securities from holders named in this prospectus after the effective date of this prospectus. See “Selling Shareholders.”
Any or all of the selling shareholders may offer the Securities from time to time, either in increments or in a single transaction. The selling shareholders may also decide not to sell all the Securities they are allowed to sell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.
The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Securities on any stock exchange, market or trading facility on which the Securities are traded or quoted, in the over the counter market or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or negotiated prices. The selling shareholders may use any one or more of the following methods when selling the Securities:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement becomes effective;

•	an agreement with broker-dealers to sell as agent for the selling shareholders a specified number of such shares at a stipulated price per share or otherwise at the prevailing market price;

•	through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to ordinary shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
Certain of the selling shareholders may enter into hedging transactions from time to time in which a selling shareholder may:

•
enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of Securities, in which case such broker-dealer or other person may use Securities received from the selling shareholder to close out its short positions;

•	sell Securities short and re-deliver Securities offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with its short positions;

•
enter into option or other types of transactions that require the selling shareholder to deliver Securities to a broker-dealer or any other person, who will then resell or transfer the Securities under this prospectus; or

•
loan or pledge the Securities to a broker-dealer or any other person, who may sell the loaned Securities or, in an event of default in the case of a pledge, sell the pledged Securities under this prospectus.

The selling shareholders may also sell Securities under any available exemption to the registration requirements of the Securities Act, including but not limited to Rule 144 and Regulation S under the Securities Act, rather than under this prospectus.
Resales by selling shareholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling shareholder’s agent in the resale of the Securities by the selling shareholder, or the securities firm may purchase Securities from the selling shareholder as principal and thereafter resell those Securities from time to time. Securities firms may, to the extent permissible, receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of Securities, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts, if any, to exceed what is customary in the types of transactions involved.
Certain of the selling shareholders may from time to time pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Securities from time to time under this prospectus, or under an amendment to this prospectus or a prospectus supplement to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
The selling shareholders and any broker-dealers or agents that are involved in selling the Securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities sold hereunder will be paid by the selling shareholder and/or the purchasers.
If a selling shareholder uses this prospectus for any sale of Securities, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible for complying with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective Securities under this prospectus.
We have agreed to indemnify the selling shareholders and their affiliates against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF SECURITIES
The following description of the Securities and the provisions of our memorandum of association and fourth amended and restated bye-laws are only summaries of their material terms and the provisions relating to our share capital and are qualified by reference to the complete text of the memorandum of association and bye-laws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. For information on how to obtain copies of the memorandum of association and bye-laws, see “Where You Can Find More Information.”
Ordinary Shares
Holders of our ordinary shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the limitation on voting rights described below, holders of our ordinary shares are entitled to one vote per share on all matters submitted to a vote of shareholders.
Most matters to be approved by our shareholders require approval by a simple majority vote, subject to the limitation described below in “-Limitation on Voting Power of Shares.” Under the Companies Act, the holders of at least 75% of our shares voting in person or by proxy at a meeting (including non-voting shares) generally must approve an amalgamation or merger with another company. In addition, the Companies Act provides that a resolution to remove our auditor before the expiration of its term of office must be approved by at least two-thirds of the votes cast at a meeting of our shareholders. The quorum for any meeting of our shareholders is two or more persons present in person throughout the meeting and representing in person or by proxy in excess of 50% of our total issued voting shares.
Our board of directors has the power to approve our discontinuation from Bermuda to another jurisdiction. In accordance with the Companies Act, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound-up, be varied with the consent in writing of the holders of 75% of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class.
In the event of our liquidation, dissolution or winding-up, the holders of our ordinary shares are entitled to share equally and ratably on a pari passu basis with the non-voting convertible ordinary shares and any participating shares in the surplus of our assets, if any, remaining after the payment of all its debts and liabilities and the liquidation preference of any outstanding preference shares. Holders of ordinary shares are entitled to such dividends as our board of directors may from time to time declare on a pari passu basis with the non-voting convertible ordinary shares.
Series C Shares and Series E Shares
Holders of our Series C shares and Series E shares have no pre-emptive, redemption or sinking fund rights and are generally entitled to enjoy all of the rights attaching to ordinary shares, but are not entitled to vote other than in certain limited situations, including the approval of an amalgamation or merger (see “-Ordinary Shares”).
As of October 9, 2017, 2,599,672 Series C shares and 404,771 Series E shares were outstanding. The Series C shares were originally issued in connection with investment transactions in 2011. The Series C shares: (i) have all of the economic rights (including dividend rights) attaching to voting ordinary shares but are non-voting except in certain limited circumstances; (ii) may only vote on certain limited matters that would constitute a variation of class rights and as required under Bermuda law, provided that the aggregate voting power of the Series C shares with respect to any merger, consolidation or amalgamation will not exceed 0.01% of the aggregate voting power of our issued share capital; and (iii) require the registered holders’ written consent in order to vary the rights of the shares in a significant and adverse manner.
Each Series C share and Series E share shall be automatically converted into one ordinary share, subject to any necessary adjustments for any share splits, dividends, recapitalizations, consolidations or similar transactions occurring in respect of our ordinary shares or our non-voting convertible ordinary shares after the date of the adoption of our bye-laws, only upon the transfer by the registered holder of such non-voting convertible ordinary share, whether or not for value, to a third party in a Widely Dispersed Offering. As used herein, “Widely Dispersed Offering” means (i) a widespread public distribution, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting shares of the Company or (iii) a transfer to a transferee that would control more than 50% of the voting shares of the Company without any transfer from the holder.
Holders of the Series C shares also have the right to convert such shares, on a share-for-share basis, subject to certain adjustments, into our Series D non-voting convertible ordinary shares at their option. There is no economic difference in Series C or D shares, but there are slight differences in the conversion rights and the limited voting rights of each series.
The Series E shares have substantially the same rights as the Series C shares, except that the Series E shares may only vote as required under Bermuda law. The Series E shares include all other non-voting convertible ordinary shares authorized under our bye-laws but not classified as Series A, B, C or D non-voting convertible ordinary shares.
Certain of the Series C shares and ordinary shares we are registering are issuable upon the exercise of outstanding warrants. The warrant holders may acquire Series C shares for an exercise price of $115.00 per share, subject to certain adjustments. The warrant holders may also, at their election, satisfy the exercise price of the warrants on a cashless basis by surrender of shares otherwise issuable upon exercise of the warrants in accordance with a formula set forth in the warrants.
Change of Control and Related Provisions of Our Memorandum of Association and Bye-Laws
A number of provisions in our memorandum of association and bye-laws and under Bermuda law may make it more difficult to acquire control of the Company. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by our board of directors but which individual shareholders may deem to be in their best interests or in which our shareholders may receive a substantial premium for their shares over then current market prices. As a result, those of our shareholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of our ordinary shares and our non-voting convertible ordinary shares. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	discourage some types of transactions that may involve an actual or threatened change in control of the Company;

•	discourage certain tactics that may be used in proxy fights;

•	ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of the Company and our shareholders; and

•	encourage persons seeking to acquire control of the Company to consult first with our board to negotiate the terms of any proposed business combination or offer.
Limitation on Voting Power of Shares
Holders of our Series C shares and Series E shares are generally not entitled to vote. Except as provided below, each ordinary share has one vote in connection with matters presented to our shareholders. However, pursuant to a mechanism specified in our bye-laws, the voting rights exercisable by a shareholder may be limited. In any situation in which the “controlled shares” (as defined below) of a “U.S. Person” (as defined in the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) or the ordinary shares held by a “Direct Foreign Shareholder Group” (as defined below) would constitute 9.5% or more of the votes conferred by the issued ordinary shares, the voting rights exercisable by a shareholder with respect to such shares shall be limited so that no U.S. Person or Direct Foreign Shareholder Group is deemed to hold 9.5% or more of the voting power conferred by our ordinary shares. The votes that could be cast by a shareholder but for these restrictions will be effectively allocated to our other shareholders pro rata based on the voting power held by such shareholders, provided that no allocation of any such voting rights may cause a U.S. Person or Direct Foreign Shareholder Group to exceed the 9.5% limitation as a result of such allocation.
In addition, our board of directors may limit a shareholder’s voting rights where the board deems it necessary to do so to avoid non-de minimis adverse tax, legal or regulatory consequences. “Controlled shares” includes, among other things, all ordinary shares that a U.S. Person owns directly, indirectly or constructively (within the meaning of Section 958 of the Code). A “Direct Foreign Shareholder Group” includes a shareholder or group of commonly controlled shareholders that are not United States persons.
We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be reallocated pursuant to our bye-laws. If a shareholder fails to respond to a request from the Company for information or submits incomplete or inaccurate information in response to such a request, we may, in our sole discretion, eliminate such shareholder’s voting rights.
Under these provisions, certain shareholders may have the right to exercise their voting rights limited to less than one vote per share, while other shareholders may have the right to exercise their voting rights effectively increased to more than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.
These provisions may discourage those who would otherwise seek to acquire control of us by means of a tender offer, open market purchase, proxy contest or otherwise, even if some or a majority of our shareholders might deem these purchases or acquisition proposals to be in their best interests. To the extent these provisions discourage takeover attempts, they may deprive shareholders of opportunities to realize takeover premiums for their shares or may depress the market price of the shares.
Restrictions on Transfer
Pursuant to our bye-laws, our board of directors may decline to register a transfer of any of our ordinary shares under certain circumstances, including if it has reason to believe that any non-de minimis adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any of its shareholders may occur as a result of such transfer. Further, our bye-laws provide the Company with the option to repurchase, or to assign to a third party the right to purchase, the minimum number of ordinary shares necessary to eliminate any such non-de minimis adverse tax, regulatory or legal consequence. The price to be paid for such shares will be the fair market value of such shares. In addition, our board of directors may decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States, or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.
Although we believe that the precise form of the restrictions on transfer contained in our bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon.  The restrictions on transfer may also have the effect of delaying, deferring or preventing a change in control.
Classified Board of Directors, Vacancies and Removal of Directors
Our bye-laws provide that our board of directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Our shareholders may remove directors only for cause, and the notice of a meeting of the shareholders convened for the purpose of removing a director is required to contain a statement of the intention to do so and be served on such director not less than fourteen days before the meeting and at such meeting the director is entitled to be heard on the motion for such director’s removal. Vacancies (including a vacancy created by increasing the size of the board) in our board of directors may be filled by the shareholders at the meeting at which a director is removed or, in the absence of such election or appointment, by a majority of our directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our bye-laws provide that the number of directors will be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than five directors or more than such maximum number of directors, not exceeding fifteen directors, as the board may from time to time determine. A majority of the board is required to consist of directors who are not residents of the United Kingdom or Switzerland. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.
Other Bye-Law Provisions
The following provisions are a summary of some of the other important provisions of our bye-laws.
Our bye-laws provide certain aspects concerning corporate governance, including the establishment of share rights, modification of those rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares that are not fully paid, forfeiture of shares, the transfer of shares, alterations of capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and power of directors, the payment of dividends, the appointment of an auditor and its winding-up.
Our bye-laws may only be amended by both a resolution of our board of directors and a resolution of our shareholders.
Our bye-laws provide that if any matters regarding the appointment, removal or remuneration of directors of our subsidiaries are required to be submitted to a vote of such subsidiaries’ shareholders, those matters to be voted upon are required also to be submitted to our shareholders, and the shareholders of such subsidiaries are required to vote the subsidiaries’ shares in accordance with and in proportion to the vote of our shareholders.

LEGAL MATTERS
The validity of the Securities is being passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda.
EXPERTS
The consolidated financial statements and the related financial statement schedules of Enstar Group Limited and subsidiaries as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2016 have been incorporated in this prospectus by reference in reliance upon the reports of KPMG Audit Limited, independent registered public accounting firm upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. The SEC also maintains an Internet website at www.sec.gov that contains our filed reports, proxy and information statements, and other information we file electronically with the SEC.
Additionally, we make our SEC filings available, free of charge, on our website at https://investor.enstargroup.com/sec-filings as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than the filings incorporated by reference in this prospectus, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to the Securities.
We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference in this prospectus is legally deemed to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information included in this prospectus and the documents listed below. We incorporate the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2017, filed with the SEC on August 3, 2017, and March 31, 2017, filed with the SEC on May 8, 2017;

•	Our Current Reports on Form 8-K, filed with the SEC on February 21, 2017, February 27, 2017, March 10, 2017, March 24, 2017, March 31, 2017, May 22, 2017 and June 19, 2017;

•	The information from our definitive proxy statement filed on April 28, 2017 specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•
The description of our share capital contained in Exhibit 99.1 of our Current Report on Form 8-K filed with the SEC on June 17, 2016, including any amendment thereto or report filed for the purposes of updating the description; and

•
All future documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the Securities being offered under this prospectus are sold (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K).

In addition, all filings we make pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement of which this prospectus is a part shall be deemed to be incorporated by reference into this prospectus and be a part hereof.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to us at the following address or telephone number:
Enstar Group Limited
P.O. Box HM 2267
Windsor Place, 3rd Floor
22 Queen Street
Hamilton HM JX
Bermuda
(441) 292-3645
Attention: Corporate Secretary

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses in connection with the Securities being registered hereby, all of which will be borne by the Company (other than any underwriting discounts, commissions and transfer taxes, which will be borne by the selling shareholders). Other than the SEC registration fee, all of the amounts listed are estimates.

SEC Registration Fee	$232,169
Accounting Fees and Expenses	$7,500
Legal Fees and Expenses	$40,000
Miscellaneous	$5,000
Total	$284,669

Item 15.	Indemnification of Directors and Officers.
Section 98 of the Bermuda Companies Act of 1981, as amended (the “Act”), provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Act.
Section 53 of our Fourth Amended and Restated Bye-laws (our “Bye-laws”) provides that all of our directors and officers will be indemnified and held harmless out of our assets from and against all losses incurred by such persons in connection with the execution of their duties as directors and officers, except that such indemnity will not extend to any matter in which such person is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. In addition, our Bye-laws provide that each shareholder waives any claim, whether individually or on behalf of Enstar, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for us or any of our subsidiaries, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.
We also have entered into indemnification agreements with our directors, which provide, among other things, that we will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee’s status as one of our directors or officers, such indemnitee was, is or is threatened to be made a party or participant in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative, regulatory or investigative nature, against all judgments, penalties, fines, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding. In addition, each indemnification agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the indemnification agreements precludes any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governing documents, or any other agreement, any vote of our shareholders or any applicable law.

We have entered into employment agreements with our executive officers, which each contain provisions requiring us to indemnify and defend these executive officers to the fullest extent permitted by law and under our governing documents.
Section 98A of the Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.
From and after January 31, 2007, which was the effective time of our merger with The Enstar Group, Inc., we agreed to indemnify and hold harmless all past and present directors, officers, employees and agents of The Enstar Group, Inc. and its subsidiaries before the consummation of the merger for losses in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such at or before the effective time of the merger. We will indemnify or advance expenses to such persons to the same extent such persons were indemnified or had the right to advancement of expenses under The Enstar Group, Inc.’s articles of incorporation, by-laws and indemnification agreements, if any, as these documents existed on the date of the merger, and to the fullest extent permitted by law.

Item 16.	Exhibits.
See Exhibit Index attached hereto and incorporated by reference.

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Memorandum of Association of Enstar Group Limited (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K/A filed on May 2, 2011).

4.2	Fourth Amended and Restated Bye-Laws of Enstar Group Limited (incorporated by reference to Exhibit 3.2(b) of the Company’s Form 10-Q filed on August 11, 2014).

4.3	Form of Warrant (incorporated by reference to Exhibit 99.2 of the Company’s Form 8-K filed on April 21, 2011).

4.4
Registration Rights Agreement, dated as of January 31, 2007, by and among Castlewood Holdings Limited, Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees’ Securities Company, L.P., Dominic F. Silvester, J. Christopher Flowers, and other parties thereto set forth on the Schedule of Shareholders attached thereto (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K12B filed on January 31, 2007) (file no. 001-33289).

4.5
Registration Rights Agreement, dated as of April 20, 2011, by and among Enstar Group Limited, GSCP VI AIV Navi, Ltd., GSCP VI Offshore Navi, Ltd., GSCP VI Parallel AIV Navi, Ltd., GSCP VI Employee Navi, Ltd., and GSCP VI GmbH Navi, L.P. (incorporated by reference to Exhibit 99.3 of the Company’s Form 8-K filed on April 21, 2011).

4.6
Registration Rights Agreement, dated April 1, 2014, among Enstar Group Limited, FR XI Offshore AIV, L.P., First Reserve Fund XII, L.P., FR XII A Parallel Vehicle L.P., FR Torus Co-Investment, L.P. and Corsair Specialty Investors, L.P. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on April 4, 2014).

4.7*	Form of Waiver Agreement.

5.1*	Opinion of Conyers Dill & Pearman, Bermuda counsel, regarding legality of securities.

23.1*	Consent of KPMG Audit Limited.

23.2*	Consent of Conyers Dill & Pearman, Bermuda counsel (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

* Filed herewith.

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Bermuda on October 10, 2017.

ENSTAR GROUP LIMITED

By:	/s/ Dominic F. Silvester
Dominic F. Silvester
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Dominic Silvester, Paul J. O’Shea, Orla M. Gregory, Mark W. Smith and Guy T.A. Bowker, and each of them, his true and lawful attorneys-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the date set forth above.

/s/ Dominic F. Silvester	/s/ Mark W. Smith
Dominic F. Silvester	Mark W. Smith
Chief Executive Officer and Director	Chief Financial Officer (signing in his capacity as principal financial officer)

/s/ Guy T.A. Bowker	/s/ Robert J. Campbell
Guy T.A. Bowker	Robert J. Campbell
Chief Accounting Officer (signing in his capacity as principal accounting officer)	Director

/s/ T. Frederick Becker	/s/ Sandra L. Boss
Frederick Becker	Sandra L. Boss
Director	Director

/s/ James D. Carey	/s/ Hans-Peter Gerhardt
James D. Carey	Hans-Peter Gerhardt
Director	Director

/s/ Paul J. O’Shea	/s/ Hitesh R. Patel
Paul J. O’Shea	Hitesh R. Patel
Executive Vice President, Joint Chief Operating Officer, Director	Director

/s/ Poul A. Winslow	/s/ Jie Liu
Poul A. Winslow	Jie Liu
Director	Director

 SIGNATURES OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on October 10, 2017.

Enstar (US) Inc.
Authorized U.S. Representative
By:    /s/ Paul Brockman
Paul Brockman
President and Chief Executive Officer